The subsidiaries of AutoTradeCenter.com Inc., an Arizona corporation, are as follows:

1.       Pinnacle Dealer Services, Inc., an Arizona corporation

2.       BusinessTradeCenter.com Inc., an Arizona corporation

3. AutoTradeCenter Remarketing Services, Inc. (formerly Walden Remarketing Services, Inc.), a Nevada corporation

4.       NDSCo.com, Inc., a Utah corporation